Exhibit 10.2

Temporary Bulk Payment Agreement

This TEMPORARY BULK PAYMENT AGREEMENT (“Agreement”), is made and entered into by and between Principal Life Insurance Company (“Insurer”) and Limoneira Company (“Contractholder” or “Plan Sponsor”) (collectively referred to herein as the “Parties”).

WHEREAS, the Plan Sponsor accepted Insurer’s offer dated 11/04/2022 to issue a Single Premium Group Annuity Contract (“Contract”) with respect to the Limoneira Company Retirement Plan (“Plan”) and the Purchase Agreement was executed by the Plan Sponsor and dated 11/04/2022 (“Acceptance”);

WHEREAS, Insurer agreed to assume responsibility for making annuity payments directly to the participants of the Plan related to the Acceptance and Contract (“Annuitants”) on 12/01/2022 (“Commencement Date”);

WHEREAS, the Acceptance contemplated the need for a temporary bulk reimbursement from and including the Commencement Date through and including 12/31/2022.

WHEREAS, Principal (“Plan Administrator”) is the current administrator of the monthly pension payments to retired participants of the Plan.

NOW THEREFORE, the Parties agree as follows:

1.	Plan Sponsor Responsibilities.

a.	Plan Sponsor will require the current Plan Administrator to perform any benefit calculations and make payments to Annuitants from the Commencement Date through and including 12/31/2022 (“Initial Term”) and the Plan will receive temporary monthly bulk reimbursement from Insurer.

b.	Plan Sponsor will use commercially reasonable efforts to require the Plan Administrator to continue to provide existing administrative and benefit disbursement services at the same level of service currently provided to affected Annuitants in accordance with the Plan and applicable law.

c.	Within 5 (five) business days of making any payments to Annuitants, the Plan Sponsor, or the Plan Administrator if so directed by the Plan Sponsor, will provide to Insurer the total dollar amount of payments made to Annuitants based on the census data provided to Insurer related to the Acceptance and the Contract (“Annuity Payment Data”).

d.	Either the Plan Sponsor, the Plan Administrator or both are responsible for promptly reporting to Insurer:

(i)	any adjustments to benefit amounts resulting from Annuitant deaths or retirements occurring since the Annuity Payment Data was given to Insurer; and

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Temporary Bulk Payment Agreement

(ii)	any incorrect payments made to an Annuitant for any reason.

e.	The Plan Sponsor, either directly or indirectly through the Plan Administrator, is responsible for reporting tax information and the withholding of any amounts for tax or other purposes for Annuitants during the term of this Agreement. This paragraph and the obligations hereunder will survive the expiration of this Agreement.

f.	Either the Plan Sponsor, the Plan Administrator or both are responsible for providing complete wire transfer instructions to Insurer no later than no later than five business days after execution of this Agreement

g.	Plan Sponsor will not assign or delegate its rights or obligations under this Agreement, without Insurer’s written consent unless such assignment is to an entity that is (a) owned or controlled by the Plan Sponsor, including, but not limited to, the Plan Administrator or (b) under common ownership or control with Plan Sponsor.

2.	Insurer Responsibilities.

a.	During the term of this Agreement, Insurer will make a wire transfer to the Plan in an amount commensurate with the Annuity Payment Data furnished to Insurer by either the Plan Sponsor or Plan Administrator no later than no later than five business days after receiving Annuity Payment Data in accordance with the wiring instructions provided to the Insurer (“Reimbursement”).

b.	Insurer is not responsible for reporting tax information or the withholding of any amounts for tax or other purposes for Annuitants during the term of this Agreement.

c.	Insurer is responsible for making direct payments to Annuitants pursuant to the Acceptance the day after the completion of the Initial Term.

3.	General Provisions.

a.	In the event inaccurate or incorrect benefit payments are made to Annuitants while this Agreement is in effect, the corresponding inaccurate or incorrect Reimbursement by Insurer will be reconciled as follows:

(i)	If an Annuitant received an amount in excess of the amount to which that Annuitant was entitled under the Plan (“Overpayment”), such Overpayment will either be (a) reconciled in the premium adjustment calculation as contemplated in the Acceptance and ancillary documents or (b) reimbursed directly to Insurer by either the Plan Sponsor or Plan Administrator no later than 10 (ten) business days after the Overpayment is reported to Insurer.

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Temporary Bulk Payment Agreement

(ii)	If an Annuitant received an amount less than the amount to which the Annuitant was entitled under the Plan (“Underpayment”), such Underpayment will either be (a) reconciled in the premium adjustment calculation as contemplated in the Acceptance and ancillary documents or (b) reimbursed directly to either the Plan Sponsor or Plan Administrator by Insurer no later than 10 (ten) business days after the Underpayment is reported to Insurer.

b.	Plan Sponsor will comply, and will ensure that all of its Related Parties comply, with all applicable laws and regulations governing the confidential information of all Annuitants, including those laws relating to privacy, data security and protection, the safeguarding of such information, and its maintenance, disclosure, and use. Plan Sponsor will maintain, and will ensure that all of its Related Parties maintain administrative, technical, and physical safeguards to protect the privacy and security of the confidential information related to Annuitants. Plan Sponsor will comply, and will ensure that all of its Related Parties comply, in all material respects with any internal written policies relating to the confidential information of any Annuitant, contingent annuitant, or beneficiary as in effect from time to time.

c.	This Agreement constitutes the entire agreement and understanding between the Parties relating to the subject matter hereof and is governed by the laws of the State of Iowa without regard to the conflict of law principles of that state or any other state. Any amendments to or waivers of the terms of this Agreement must be in writing and executed by authorized officials of the Parties hereto.

d.	This paragraph 3 and all subparagraphs contained therein shall survive the expiration of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by each of them or their respective officers duly authorized as of the date(s) indicated below. The effective date of this Agreement is the latest date ascribed below.

[signature page follows]

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Temporary Bulk Payment Agreement

Limoneira Company, Plan Sponsor		Principal Life Insurance Company, Insurer

By:	/s/Amy Fukutomi	By:	/s/ Justina Loeb

Printed Name:		Printed Name:
Amy Fukutomi		Justina Loeb

Title:		Title:
VP of Compliance & Corp Secretary		Asst. Director - PRT

Date:		Date:
November 7, 2022		November 7, 2022

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